[Note: Certain portions of this document have been marked "[XXX]" to indicate that confidentiality has been requested for this information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.]

                                                                   Exhibit 10.29

As of April 15, 1997


Aquila Biopharmaceuticals, Inc.
365 Plantation Street
Worcester, Massachusetts 01605
Attention:  Dr. Alison Taunton-Rigby

      RE: Progenics Pharmaceuticals, Inc.

Dear Dr. Taunton-Rigby:

      As you may know, Progenics Pharmaceuticals, Inc. ("Progenics") and Bristol-Myers Squibb Company ("BMS") have entered into a sublicense agreement (the "Progenics/BMS Sublicense Agreement") whereby Progenics has sublicensed BMS under certain patent and technology rights relating to the adjuvant (the "Adjuvant") derived from the tree Quillaja saponaria for which Progenics has acquired a license from you pursuant to that license and supply agreement dated August 31, 1995 between Progenics and Cambridge Biotech Corporation, the name under which Aquila was formerly known (the "Aquila/Progenics License and Supply Agreement"). A copy of the Progenics/BMS Sublicense Agreement is enclosed.

      To facilitate the creation of the relationship between BMS and Progenics and to provide for certain terms of the relationship among BMS, Progenics and you, we ask that you agree with us to the following:

      1.    Sublicense.

            (a) Aquila acknowledges receipt of a copy of the Progenics/BMS Sublicense Agreement.

            (b) All upfront fees and royalty payments to be made by BMS to Progenics pursuant to Section 4 of the Progenics/BMS Sublicense Agreement shall be paid by Progenics to Aquila in satisfaction of Progenics's obligation to Aquila under the Aquila/Progenics License and Supply Agreement with respect to the Sublicense (as such term is defined in the Aquila/Progenics License and Supply Agreement) granted to BMS by Progenics under the Progenics/BMS Sublicense Agreement.

      2. Representations and Warranties. Aquila represents and warrants that:
(a) the Aquila/Progenics License and Supply Agreement is in full force and effect and has not been modified or amended; and (b) to the best of Aquila's knowledge, neither Aquila nor Progenics is in default under, and neither party claims or has grounds upon which to claim the other party is in default under, the Aquila/Progenics License and Supply Agreement.

      3. Termination of the Aquila/Progenics License and Supply Agreement by Aquila.

            (a) In the event that Aquila seeks to terminate the Aquila/Progenics License and Supply Agreement pursuant to Section 5.1 or 10.2 thereof due to a default by Progenics, Aquila shall provide to BMS a simultaneous copy of any notice of termination given to Progenics.

            (b) Upon receipt of any such notice from Aquila by BMS, BMS shall have 45 days to determine whether to cure such default. In the event that Aquila receives written notice from BMS during such 45-day period that BMS agrees to cure such default, Aquila shall succeed to all of the rights and obligations of Progenics under the Progenics/BMS

Aquila Biopharmaceuticals, Inc.
As of April 15, 1997
Page 2

Sublicense Agreement as if Aquila was a party thereto in lieu of Progenics. Commencing on the date of BMS's notice to Aquila, BMS shall have an additional 30 days within which to cure the prior default by Progenics. This shall be in lieu of BMS's rights as a sublicensee of Progenics to seek a license from Aquila pursuant to Section 10.3 of the Aquila/Progenics License and Supply Agreement.

      4.    Amendments and Waivers by Aquila.

            (a) Aquila and Progenics hereby agree to amend the first sentence of
Section 4.2(a) of the Aquila/Progenics License and Supply Agreement to provide that royalty payments will be made within sixty (60) days after the end of each calendar quarter, rather than thirty (30) days with respect to payments due from Progenics as a result of the Progenics/BMS Sublicense Agreement.

            (b) Aquila and Progenics hereby agree to amend the milestones set forth in Sections 5.01(c) and (d) of the Aquila/Progenics License and Supply Agreement to read in their entirety as follows:

                 "(c) [XXX];

                  (d) [XXX]"

            (c) Aquila and Progenics hereby agree to amend Section 5.1 of the Aquila/Progenics License and Supply Agreement to add the following provision:

            "The parties acknowledge and agree that the milestones contained in this Section 5.1 were established on the assumption that the milestones would apply to development of that certain Licensed Product composed of GM2 conjugated to KLH and combined with QS-21 (the "GMK Vaccine"). In the event that development of the GMK Vaccine is terminated due to safety or efficacy reasons, the parties agree that the milestones set forth in this
      Section 5.1 shall not apply and the parties will negotiate in good faith to establish new milestones."

            (d) Aquila and Progenics hereby agree to amend the second sentence of Section 10.2 of the Aquila/Progenics License and Supply Agreement to read in its entirety as follows:

            "If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot reasonably be cured within such 60-day period, if the defaulting party has not promptly commenced and diligently pursued cure of such default during such 60-day period), the notifying party shall be entitled, without prejudice to any of its other rights conferred on it by the Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to the other Party."

Aquila Biopharmaceuticals, Inc.
As of April 15, 1997
Page 3

            (e) Aquila and Progenics hereby agree to amend Section 13.11 of the Aquila/Progenics License and Supply Agreement so that all notices to Progenics thereunder shall be copied to BMS at the following address:

                  Bristol-Myers Squibb Company
                  P.O. Box 4000
                  Route 206 & Province Line Road
                  Princeton, New Jersey 08543-4000
                  Attention:  Vice President and Senior Counsel,
                        Pharmaceutical Research Institute,
                        and Worldwide Franchise Management
                        and Strategic Business Development

or to such other address of which BMS shall notify the other parties in writing.

      If the terms set forth in this letter are acceptable to you, please sign the two enclosed copies of this letter and return them in the envelope provided.


Sincerely yours,


PROGENICS PHARMACEUTICALS, INC.           BRISTOL-MYERS SQUIBB COMPANY


By: /s/ Paul J. Maddon                    By: /s/ Charles Linzner
    ------------------------------            ------------------------------
Name:  Paul J. Maddon, M.D., Ph.D.        Name:  Charles Linzner
Title: Chairman and Chief                 Title: Vice President
       Executive Officer



AGREED TO AND ACCEPTED ON
6/10/97, 1997:

AQUILA BIOPHARMACEUTICALS, INC.


By: /s/ Alison Taunton-Rigby
    ------------------------------
Name:  Alison Taunton-Rigby
Title: President & CEO